Exhibit 99.1

DOLLAR TREE STORES, INC.
REPORTS THIRD QUARTER NET EARNINGS PER DILUTED SHARE OF $0.29

CHESAPEAKE, Va. - November 22, 2005 - Dollar Tree Stores, Inc. (NASDAQ: DLTR), the nation's leading operator of single-price point dollar stores, reported net earnings per diluted share of $0.29, for the fiscal third quarter ended October 29, 2005. As previously reported, sales for the quarter were $796.8 million, a 10.1% increase compared to $724.0 million, for the same period, one year ago. Comparable store sales declined 1.0% for the quarter.

“We continued to demonstrate good expense control and inventory management in the third quarter,”President and CEO Bob Sasser said. “The productivity of our new, 2005 stores is improved over last year’s class and, while comparable store sales growth continues to be our challenge, we believe our initiatives to expand tender types have contributed to an increased average ticket, offsetting much of the impact of lower traffic. Further, our stores are well positioned for the Holiday season.”

For the third quarter, gross margin was 34.7%, compared to 35.7% in last year’s third quarter. The decline was driven primarily by a higher mix of lower margin consumer products and the loss of leverage on occupancy costs associated with negative comparable store sales.

Selling, general and administrative expenses, as a percentage of sales, were 28.1% in the third quarter of 2005, compared to 28.3% in the same quarter last year. The improvement in rate reflects the Company’s continued focus on expense control, which succeeded in offsetting increased utility costs and charges for the hurricane damages sustained in the third quarter 2005.

Operating margin in this year’s third quarter was 6.5%, versus 7.4% for the same period in 2004.

During the third quarter of 2005, the Company repurchased 2.2 million shares of its common stock, for approximately $50 million, which brings the year-to-date total to $180.4 million of funds used to repurchase common stock. On March 18, 2005, the Company’s Board of Directors authorized a new $300 million share repurchase program. The Company has approximately $173 million authorization remaining under this program.

The Company also reported that as of today, nine of its locations remain closed because of the Hurricanes Katrina and Rita. The Company expects to reopen three of the nine stores in the near future, permanently close five, and relocate one store.

The Company estimates sales for the fourth quarter of 2005 to be in the range of $1.035 billion - $1.065 billion. Based upon this sales forecast, diluted earnings per share are estimated to be in the range of $0.74 to $0.80.

Full year sales are now forecasted to be in the range of $3.350 billion - $3.380 billion. Full year diluted earnings per share are expected to be in the range of $1.53 - $1.59.

On Tuesday, November 22, 2005, the Company will host a conference call to discuss its earnings results at 9:00 a.m EST. The telephone number for the call is 703-639-1307. A recorded version of the call will be available until midnight Thursday, December 1, and may be accessed by dialing 703-925-2533, and the access code is 799890. The call will be webcast via Dollar Tree's website, www.DollarTree.com/medialist.cfm, as well as at Vcall’s website, www.Vcall.com, and will remain on-line until midnight Thursday, December 1. Any financial and statistical information related to the call can be accessed through the “Investor Relations / SEC Filings / Non-GAAP Measures” section of Dollar Tree’s website.

The Company’s regular, pre-recorded business update will be available Thursday, January 5, 2006, by 5:00 p.m. EST, and will remain on-line through Monday, January 9, 2006. Interested parties can access the Company’s update by dialing (757) 321-5873.

As of October 29, 2005, Dollar Tree operated 2,899 stores in 48 states. During the third quarter, Dollar Tree opened 64 stores, closed 21 stores, and expanded or relocated 21 stores. The Company’s retail selling square footage totaled approximately 22.7 million at October 29, 2005, a 16.0% increase compared to a year ago.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS: This press release contains "forward-looking statements" as that term is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events, developments or results and typically use words such as believe, anticipate, expect, intend, plan, forecast, or estimate. For example, our forward-looking statements include statements regarding our expectations for stock repurchases, hurricane recovery, sales initiatives, fourth -quarter sales and earnings per share, as well as full year sales and earnings per share. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the "Risk Factors," "Business," and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections in our Annual Report on Form 10-K filed April 14, 2005 and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Report on Form 10-Q filed September 8, 2005. Also, carefully review "Risk Factors" in our most recent prospectuses filed November 15, 2000 and August 3, 2000. In light of these risks and uncertainties, the future events, developments or results described by our forward-looking statements in this document could turn out to be materially and adversely different from those we discuss or imply. We are not obligated to release publicly any revisions to any forward-looking statements contained in this press release to reflect events or circumstances occurring after the date of this report and you should not expect us to do so.

CONTACT:	Dollar Tree Stores, Inc., Chesapeake
Timothy J. Reid, 757-321-5284
www.DollarTree.com

Back to Form 8-K

DOLLAR TREE STORES, INC.
Condensed Consolidated Income Statements
(Dollars in thousands, except per share data)

	Third Quarter ended		Year-to-Date
	Oct. 29,	Oct 30,	Oct. 29,	Oct 30,
	2005	2004	2005	2004

Net sales	$796,787	$723,967	$2,314,907	$2,138,531

Cost of sales	520,523	465,568	1,522,913	1,376,723

Gross profit	276,264	258,399	791,994	761,808
	34.7%	35.7%	34.2%	35.6%

Selling, general & administrative expenses	224,144	204,810	645,216	600,476
	28.1%	28.3%	27.9%	28.1%

Operating income	52,120	53,589	146,778	161,332
	6.5%	7.4%	6.3%	7.5%

Interest expense, net	(2,336)	(1,539)	(6,943)	(4,852)
Other income (expense)	239	(223)	710	688

Income before income taxes	50,023	51,827	140,545	157,168
	6.3%	7.2%	6.1%	7.3%

Income tax expense	18,926	19,973	53,126	60,572

Net income	31,097	31,854	87,419	96,596
	3.9%	4.4%	3.8%	4.5%

Net earnings per share:
Basic	$0.29	$0.28	$0.80	$0.85
Weighted average number of shares	107,274	112,890	108,942	113,411

Diluted	$0.29	$0.28	$0.80	$0.85
Weighted average number of shares	107,639	113,373	109,371	114,104

DOLLAR TREE STORES, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	Oct. 29,	Jan. 29,	Oct. 30,
	2005	2005	2004

Cash and cash equivalents	$78,512	$106,532	$87,844
Short-term investments	51,255	211,275	10,000
Merchandise inventories	750,346	615,483	775,292
Other current assets	36,232	36,597	45,276
Total current assets	916,345	969,887	918,412

Property and equipment, net	693,992	685,386	684,607
Intangibles, net	130,802	129,032	124,590
Other assets, net	28,032	8,367	8,455

Total assets	$1,769,171	$1,792,672	$1,736,064

Current portion of long-term debt	$19,000	19,000	$19,000
Accounts payable	211,433	124,195	173,856
Other current liabilities	107,635	117,491	115,960
Income taxes payable	15,964	33,669	6,029
Total current liabilities	354,032	294,355	314,845

Long-term debt, excluding current portion	250,000	250,000	250,000
Other liabilities	84,354	84,105	94,854

Total liabilities	688,386	628,460	659,699

Shareholders' equity	1,080,785	1,164,212	1,076,365

Total liabilities and shareholders' equity	$1,769,171	$1,792,672	$1,736,064

STORE DATA:
Number of stores open at end of period	2,899	2,735	2,674
Total selling square footage (in thousands)	22,746	20,444	19,608

DOLLAR TREE STORES, INC.
Condensed Consolidated Statements of Cash Flows
(Dollars in thousands)

	Year-to-Date
	Oct. 29,	Oct. 30,
	2005	2004

Cash flows from operating activities:
Net income	$87,419	$96,596
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	104,004	96,580
Other non-cash adjustments	(15,075)	27,694
Changes in merchandise inventories	(134,863)	(249,649)
Other changes in working capital	82,571	48,336
Total adjustments	36,637	(77,039)
Net cash provided by operating activities	124,056	19,557

Cash flows from investing activities:
Capital expenditures	(114,235)	(147,949)
Purchase of short-term investments	(811,720)	(112,500)
Proceeds from maturities of short-term investments	971,740	186,995
Restricted investments	(15,280)	-
Acquisition of favorable lease rights	(3,977)	(1,925)
Net cash provided by (used in) investing activities	26,528	(75,379)

Cash flows from financing activities:
Proceeds from long-term debt, net of facility fees of $1,094	-	248,906
Repayment of long-term debt and facility fees	-	(148,568)
Principal payments under capital lease obligations	(5,312)	(3,537)
Proceeds from stock issued pursuant to stock-based
compensation plans	7,106	11,286
Payments for share repurchases	(180,398)	(48,611)
Net cash provided by (used in) financing activities	(178,604)	59,476
Net increase (decrease) in cash and cash equivalents	(28,020)	3,654
Cash and cash equivalents at beginning of period	106,532	84,190
Cash and cash equivalents at end of period	$78,512	$87,844